Exhibit 99

INVESTOR CONTACT:	Donald J. MacLeod	FOR IMMEDIATE RELEASE:
	(716) 842-5138	April 21, 2009

MEDIA CONTACT:	C. Michael Zabel
(716) 842-5385
M&T BANK CORPORATION ANNOUNCES FIRST QUARTER PROFITS
     BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”) (NYSE: MTB) today reported its results of operations for the quarter ended March 31, 2009.
     GAAP Results of Operations. Diluted earnings per common share measured in accordance with generally accepted accounting principles (“GAAP”) for the first quarter of 2009 were $.49. GAAP-basis net income in the recently completed quarter totaled $64 million. GAAP-basis net income for the initial quarter of 2009 expressed as an annualized rate of return on average assets and average common stockholders’ equity was .40% and 3.61%, respectively.
     M&T recognized $32 million (pre-tax) of other-than-temporary impairment charges in the recent quarter on certain available-for-sale investment securities. Those charges reduced net income and diluted earnings per common share by $20 million and $.18, respectively, and reflect M&T’s early adoption of recently issued accounting pronouncements. However, because the investment securities were previously reflected at fair value on the consolidated balance sheet, the impairment charges did not reduce stockholders’ equity. Also reflected in the recent quarter’s results was a provision for credit losses of $158 million, which exceeded net loan charge-offs by $58 million.

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     Commenting on M&T’s first quarter results, René F. Jones, Executive Vice President and Chief Financial Officer, noted, “Our performance for the quarter was dampened by the impairment charges on investment securities and a higher provision for credit losses. We also experienced a temporary decline in our net interest margin. Most important, despite those factors, we continued to remain profitable, and we generated sufficient capital to improve our tangible capital ratio from the end of 2008, without reducing our common stock dividend. We have also seen several positive signs in the quarter. Net charge-offs of 83 basis points of total loans were improved from last quarter and will likely stand out favorably when compared to the top U.S. regional banks. Despite that improvement, we considered it prudent to build the allowance for credit losses given the state of the economy. Core customer deposits grew by $1.7 billion, or an annualized 20 percent, on the heels of $1.5 billion or 18 percent growth experienced last quarter. Impressively, noninterest-bearing deposits jumped an annualized 28% from the fourth quarter. Finally, our residential mortgage banking operations registered record revenues during the quarter.”
     Diluted earnings per common share were $1.82 and $.92 in the first and fourth quarters of 2008, respectively. Net income for those respective quarters was $202 million and $102 million. Net income expressed as an annualized rate of return on average assets and average common stockholders’ equity for the first quarter of 2008 was 1.25% and 12.49%, respectively, compared with .63% and 6.41%, respectively, in 2008’s final quarter. Net income for the first three months of 2008 included $29 million, or $.26 of diluted earnings per common share, as a result of M&T Bank’s membership interest in Visa. Net income for the fourth quarter 2008 reflected other-than-temporary impairment charges on
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certain investment securities that reduced net income and diluted earnings per common share by $14 million and $.13, respectively.
     Supplemental Reporting of Non-GAAP Results of Operations. M&T consistently provides supplemental reporting of its results on a “net operating” or “tangible” basis, from which M&T excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts) and expenses associated with merging acquired operations into M&T, since such expenses are considered by management to be “nonoperating” in nature. Although “net operating income” as defined by M&T is not a GAAP measure, M&T’s management believes that this information helps investors understand the effect of acquisition activity in reported results. Amortization of core deposit and other intangible assets, after tax effect, was $9 million ($.09 per diluted common share) in the first quarter of 2009, compared with $11 million ($.10 per diluted common share) in the year-earlier quarter and $10 million ($.08 per diluted common share) in the fourth quarter of 2008. Expenses associated with M&T’s pending acquisition of Provident Bankshares Corporation (“Provident”) were $1 million, after tax effect, or $.01 of diluted earnings per common share, during the recent quarter. Merger-related acquisition and integration expenses during the three-month period ended March 31, 2008 related to prior acquisitions totaled $2 million, after tax effect, or $.02 of diluted earnings per common share. There were no such charges in 2008’s fourth quarter.
     Diluted net operating earnings per common share, which exclude the impact of amortization of core deposit and other intangible assets and merger-related expenses, were $.59 for the first quarter of 2009, compared with $1.94 in the year-earlier
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quarter. Net operating income for the quarter ended March 31, 2009 was $75 million, compared with $216 million in the corresponding 2008 quarter. Expressed as an annualized rate of return on average tangible assets and average tangible common stockholders’ equity, net operating income was ..50% and 9.36%, respectively, in the first quarter of 2009, compared with 1.41% and 27.86% in the initial quarter of 2008. Diluted net operating earnings per common share and net operating income for the fourth quarter of 2008 were $1.00 and $112 million, respectively. The annualized rates of return on average tangible assets and average tangible common stockholders’ equity were .72% and 15.01%, respectively, in the final quarter of 2008.
     Taxable-equivalent Net Interest Income. Taxable-equivalent net interest income totaled $453 million in the first quarter of 2009, compared with $485 million in the year-earlier quarter and $491 million in the fourth quarter of 2008. The lower net interest income in the recent quarter as compared with the final 2008 quarter reflects a narrowing of the net interest margin, or taxable-equivalent net interest income expressed as an annualized percentage of average earning assets, to 3.19% from 3.37%. The narrowing was largely attributable to a rapid decline in market interest rates late in the fourth quarter of 2008 and the impact on rates earned on loans repricing more quickly than the rates paid on interest-bearing liabilities.
     Provision for Credit Losses/Asset Quality. The provision for credit losses was $158 million in the first quarter of 2009, compared with $60 million and $151 million in the year-earlier quarter and in the fourth quarter of 2008, respectively. Net charge-offs of loans during the recent quarter were $100 million, improved from $144 million in the final quarter of 2008. Net charge-offs were $46 million in the initial 2008 quarter.
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Expressed as an annualized percentage of average loans outstanding, net charge-offs were .83% and ..38% in the first quarter of 2009 and 2008, respectively, and 1.17% in 2008’s fourth quarter. The excess of the provision over net charge-offs in the recent quarter was deemed necessary due largely to a commercial loan that was transferred to nonaccrual status during the quarter and for which the full collectibility is in doubt.
     The higher levels of net charge-offs in the two most recent quarters as compared with the first quarter of 2008 were largely driven by the continuing recession being experienced in the United States. Sharp declines have been experienced in residential real estate values, which has adversely impacted businesses and investments tied directly to the residential real estate marketplace.
     Loans classified as nonaccrual totaled $1.0 billion, or 2.05% of total loans at March 31, 2009, up from $755 million or 1.54% at December 31, 2008 and $477 million or .97% at March 31, 2008. Major factors contributing to the rise in nonaccrual loans from December 31, 2008 to the recent quarter-end were a $62 million increase in loans to builders and developers of residential real estate and a $41 million increase in residential real estate loans, as well as the commercial loan already noted that was added to this category. Those same factors were large contributors to the rise in nonaccrual loans at March 31, 2009 as compared with a year earlier.
     Assets taken in foreclosure of defaulted loans were $100 million at March 31, 2009 and December 31, 2008, up from $53 million at March 31, 2008. The higher levels of such assets at the two most recent quarter-ends were due to residential real
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estate loan defaults and additions from residential real estate development projects.
     In an effort to assist borrowers, M&T continues to modify the terms of select residential real estate loans, consisting largely of loans in M&T’s portfolio of Alt-A loans. At March 31, 2009, modified loans totaled $216 million, of which $106 million were classified as nonaccrual. The remaining modified loans were classified as renegotiated loans at March 31, 2009 and were accruing interest at that date.
     Loans past due 90 days or more and accruing interest were $143 million at the end of the recently completed quarter, compared with $81 million at March 31, 2008 and $159 million at December 31, 2008. Included in those past due but accruing amounts were loans guaranteed by government-related entities of $127 million and $77 million at March 31, 2009 and 2008, respectively, and $114 million at December 31, 2008.
     Allowance for Credit Losses. M&T regularly performs detailed analyses of individual borrowers and portfolios for purposes of assessing the adequacy of the allowance for credit losses. Reflecting those analyses, the allowance totaled $846 million, or 1.73% of total loans, at March 31, 2009, compared with $774 million, or 1.57%, a year earlier and $788 million, or 1.61%, at December 31, 2008.
     Noninterest Income and Expense. Excluding gains and losses from investment securities, noninterest income totaled $264 million and $279 million in the first quarter of 2009 and 2008, respectively, and $265 million in 2008’s final quarter. Contributing to the lower noninterest income in the initial 2009 quarter as compared with the similar 2008 quarter were declines
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in credit-related fees, trust income, and trading account and foreign exchange gains. Partially offsetting those declines were significantly higher residential mortgage banking revenues, which rose 50% to $48 million in the recent quarter from $32 million in the year-earlier period, and were up 64% from $29 million in 2008’s final quarter. Residential mortgage loans in the pipeline, which include loans originated for sale and commitments to originate loans for sale, surged to $4.4 billion at March 31, 2009, up 53% from a year earlier and 85% higher than at December 31, 2008. As compared with 2008’s fourth quarter, the recent quarter’s record level of residential mortgage banking revenues were offset by seasonally lower fees for providing consumer deposit account services and lower bank owned life insurance income and other market-sensitive revenues.
     Noninterest expense in the first quarter of 2009 aggregated $438 million, compared with $426 million and $447 million in the first and fourth quarters of 2008, respectively. Included in such amounts are expenses considered to be nonoperating in nature consisting of amortization of core deposit and other intangible assets and merger-related expenses. Exclusive of these nonoperating expenses, noninterest operating expenses were $421 million in the recently completed quarter, $404 million in the first quarter of 2008 and $431 million in the final 2008 quarter. Reflected in such expenses in the recent quarter was a partial reversal of the valuation allowance for impairment of capitalized residential mortgage servicing rights of $5 million, compared with additions to the valuation allowance of $5 million and $19 million in the first and fourth quarters of 2008, respectively, and a $15 million reversal of a Visa litigation accrual in 2008’s initial quarter. Contributing to the remaining 3% increase in operating expenses in the recent quarter as compared with the year-earlier
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quarter were higher charges for professional services and deposit insurance. The rise in expenses from the fourth quarter of 2008 was largely the result of seasonally higher costs for stock-based compensation, payroll-related taxes and the Company’s contributions for retirement savings plan benefits related to incentive compensation payments.
     The efficiency ratio, or noninterest operating expenses divided by the sum of taxable-equivalent net interest income and noninterest income (exclusive of gains and losses from bank investment securities), measures the relationship of operating expenses to revenues. M&T’s efficiency ratio was 58.7% in the first quarter of 2009, compared with 52.8% in the year-earlier period and 57.0% in the fourth quarter of 2008.
     Balance Sheet. M&T had total assets of $64.9 billion at March 31, 2009, compared with $66.1 billion a year earlier. Loans and leases, net of unearned discount, were $48.9 billion at the recent quarter-end, compared with $49.3 billion at March 31, 2008. Total deposits rose 2% to $42.5 billion at March 31, 2009 from $41.5 billion a year earlier. Domestic deposits jumped $4.5 billion, or 13%, to $40.3 billion at the most recent quarter-end from $35.8 billion at March 31, 2008. Total stockholders’ equity was $6.9 billion and $6.5 billion at March 31, 2009 and 2008, respectively, representing 10.64% of total assets at the recent quarter-end and 9.82% a year earlier. Common stockholders’ equity was $6.3 billion, or $56.95 per share at March 31, 2009, compared with $6.5 billion, or $58.92 per share, a year earlier. Tangible equity per common share was $26.90 at March 31, 2009, compared with $28.14 a year earlier. The year-over-year declines in the per share amounts for common stockholders’ equity and tangible common equity were largely the result of higher net unrealized losses in the available-for-sale investment securities portfolio. In the
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calculation of tangible equity per common share, common stockholders’ equity is reduced by the carrying values of goodwill and core deposit and other intangible assets, net of applicable deferred tax balances, which aggregated $3.3 billion and $3.4 billion at March 31, 2009 and 2008, respectively.
     M&T announced in December 2008 that it had entered into a definitive agreement to acquire Provident in a stock-for-stock transaction. The transaction is expected to close in the second quarter of 2009, pending regulatory approvals. Provident’s shareholders approved the transaction earlier this month.
     Conference Call. Investors will have an opportunity to listen to M&T’s conference call to discuss first quarter financial results today at 3:00 p.m. Eastern Time. Those wishing to participate in the call may dial 877-780-2276. International participants, using any applicable international calling codes, may dial 973-582-2700. Callers should reference M&T Bank Corporation or the conference ID #91771839. The conference call will be webcast live through M&T’s website at http://ir.mandtbank.com/conference.cfm. A replay of the call will be available until Thursday, April 23, 2009 by calling 800-642-1687, or 706-645-9291 for international participants, and by making reference to the ID #91771839. The event will also be archived and available by 7:00 p.m. today on M&T’s website at http://ir.mandtbank.com/conference.cfm.
     M&T is a bank holding company whose banking subsidiaries, M&T Bank and M&T Bank, National Association, operate branch offices in New York, Pennsylvania, Maryland, Virginia, West Virginia, Delaware, New Jersey and the District of Columbia.
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     Forward-Looking Statements. This news release contains forward-looking statements that are based on current expectations, estimates and projections about M&T’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.
     Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; legislation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively, including tax legislation; regulatory supervision and oversight, including monetary policy and required capital levels; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings, including tax-related
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examinations and other matters; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses; and material differences in the actual financial results of merger, acquisition and investment activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.
     These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which M&T and its subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.
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Financial Highlights

	Three months ended
	March 31
Amounts in thousands, except per share	2009	2008	Change

Performance

Net income	$64,221	202,196	-68%

Per common share:
Basic earnings	$.49	1.84	-73%
Diluted earnings	.49	1.82	-73
Cash dividends	$.70	.70	—

Common shares outstanding:
Average — diluted (1)	110,439	110,967	—%
Period end (2)	111,132	110,108	1

Return on (annualized):
Average total assets	.40%	1.25%
Average common stockholders’ equity	3.61%	12.49%

Taxable-equivalent net interest income	$452,740	484,633	-7%

Yield on average earning assets	4.65%	6.20%
Cost of interest-bearing liabilities	1.74%	3.26%
Net interest spread	2.91%	2.94%
Contribution of interest-free funds	.28%	.44%
Net interest margin	3.19%	3.38%

Net charge-offs to average total net loans (annualized)	.83%	.38%

Net operating results (3)

Net operating income	$75,034	215,597	-65%
Diluted net operating earnings per common share	.59	1.94	-70
Return on (annualized):
Average tangible assets	.50%	1.41%
Average tangible common equity	9.36%	27.86%
Efficiency ratio	58.68%	52.85%

	At March 31
Loan quality	2009	2008	Change

Nonaccrual loans	$1,003,987	477,436	110%
Accruing loans past due 90 days or more	142,842	81,316	76%
Renegotiated loans	130,932	17,084	666%
Real estate and other foreclosed assets	100,270	52,805	90%

Nonaccrual loans to total net loans	2.05%	.97%
Allowance for credit losses to total net loans	1.73%	1.57%

(1)	Includes common stock equivalents.

(2)	Includes common stock issuable under deferred compensation plans.

(3)	Excludes amortization and balances related to goodwill and core deposit and other intangible assets and merger-related expenses which, except in the calculation of the efficiency ratio, are net of applicable income tax effects.
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Condensed Consolidated Statement of Income

	Three months ended March 31
Dollars in thousands	2009	2008	Change

Interest income	$654,512	884,162	-26%
Interest expense	206,705	405,312	-49

Net interest income	447,807	478,850	-6

Provision for credit losses	158,000	60,000	163

Net interest income after provision for credit losses	289,807	418,850	-31

Other income
Mortgage banking revenues	56,233	40,070	40
Service charges on deposit accounts	101,029	103,454	-2
Trust income	34,880	40,304	-13
Brokerage services income	15,393	15,473	-1
Trading account and foreign exchange gains	1,435	4,713	-70
Gain (loss) on bank investment securities	(31,624)	33,447	—
Equity in earnings of Bayview Lending Group, LLC	(4,144)	(1,260)	—
Other revenues from operations	59,139	76,462	-23

Total other income	232,341	312,663	-26

Other expense
Salaries and employee benefits	249,392	251,871	-1
Equipment and net occupancy	48,172	46,765	3
Printing, postage and supplies	9,095	9,896	-8
Amortization of core deposit and other intangible assets	15,370	18,483	-17
Deposit insurance	5,856	1,539	281
Other costs of operations	110,461	97,150	14

Total other expense	438,346	425,704	3

Income before income taxes	83,802	305,809	-73

Applicable income taxes	19,581	103,613	-81

Net income	$64,221	202,196	-68%

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Condensed Consolidated Balance Sheet

	March 31
Dollars in thousands	2009	2008	Change
ASSETS

Cash and due from banks	$1,117,845	1,763,426	-37%
Interest-bearing deposits at banks	27,374	7,027	290
Federal funds sold and agreements to resell securities	125,800	12,700	891
Trading account assets	591,802	372,067	59
Investment securities	7,686,845	8,676,357	-11
Loans and leases, net of unearned discount	48,918,140	49,278,881	-1
Less: allowance for credit losses	845,971	773,624	9

Net loans and leases	48,072,169	48,505,257	-1
Goodwill	3,192,128	3,192,128	—
Core deposit and other intangible assets	168,126	230,093	-27
Other assets	3,901,106	3,326,518	17

Total assets	$64,883,195	66,085,573	-2%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Noninterest-bearing deposits at U.S. offices	$9,544,932	7,890,326	21%
Other deposits at U.S. offices	30,763,204	27,936,260	10
Deposits at foreign office	2,169,220	5,706,424	-62

Total deposits	42,477,356	41,533,010	2
Short-term borrowings	2,641,811	6,195,434	-57
Accrued interest and other liabilities	1,326,545	1,196,756	11
Long-term borrowings	11,535,644	10,672,411	8

Total liabilities	57,981,356	59,597,611	-3
Stockholders’ equity (1)	6,901,839	6,487,962	6

Total liabilities and stockholders’ equity	$64,883,195	66,085,573	-2%

(1)	Reflects accumulated other comprehensive loss, net of applicable income tax effect, of $622.4 million at March 31, 2009 and $259.5 million at March 31, 2008.
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Condensed Consolidated Average Balance Sheet
and Annualized Taxable-equivalent Rates

	Three months ended
	March 31
	2009		2008
					Change in
Dollars in millions	Balance	Rate	Balance	Rate	balance

ASSETS

Interest-bearing deposits at banks	$20	.16%	10	1.65%	89%

Federal funds sold and agreements to resell securities	102	.23	129	2.99	-21

Trading account assets	73	.67	75	1.39	-2

Investment securities	8,490	4.81	8,924	5.24	-5

Loans and leases, net of unearned discount
Commercial, financial, etc	14,031	3.74	13,308	6.06	5
Real estate — commercial	18,795	4.40	17,994	6.35	4
Real estate — consumer	5,033	5.59	5,977	6.17	-16
Consumer	10,965	5.62	11,296	6.91	-3

Total loans and leases, net	48,824	4.64	48,575	6.40	1

Total earning assets	57,509	4.65	57,713	6.20	—

Goodwill	3,192		3,196		—

Core deposit and other intangible assets	176		239		-27

Other assets	3,889		3,867		1

Total assets	$64,766		65,015		—%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Interest-bearing deposits
NOW accounts	$536	.25	484	.85	11%
Savings deposits	21,203	.80	16,843	1.59	26
Time deposits	8,720	2.81	10,416	4.12	-16
Deposits at foreign office	2,473	.16	4,821	3.20	-49

Total interest-bearing deposits	32,932	1.28	32,564	2.63	1

Short-term borrowings	3,477	.27	7,153	3.46	-51
Long-term borrowings	11,643	3.51	10,270	5.13	13

Total interest-bearing liabilities	48,052	1.74	49,987	3.26	-4

Noninterest-bearing deposits	8,555		7,435		15

Other liabilities	1,379		1,080		28

Total liabilities	57,986		58,502		-1

Stockholders’ equity	6,780		6,513		4

Total liabilities and stockholders’ equity	$64,766		65,015		—%

Net interest spread		2.91		2.94
Contribution of interest-free funds		.28		.44
Net interest margin		3.19%		3.38%
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Reconciliation of Quarterly GAAP to Non-GAAP Measures

	Three months ended
	March 31		December 31
	2009	2008	2008
Income statement data
In thousands, except per share
Net income
Net income	$64,221	202,196	102,241
Amortization of core deposit and other intangible assets (1)	9,337	11,241	9,543
Merger-related expenses (1)	1,476	2,160	—

Net operating income	$75,034	215,597	111,784

Earnings per common share
Diluted earnings per common share	$.49	1.82	.92
Amortization of core deposit and other intangible assets (1)	.09	.10	.08
Merger-related expenses (1)	.01	.02	—

Diluted net operating earnings per common share	$.59	1.94	1.00

Balance sheet data
In millions
Average assets
Average assets	$64,766	65,015	64,942
Goodwill	(3,192)	(3,196)	(3,192)
Core deposit and other intangible assets	(176)	(239)	(191)
Deferred taxes	22	34	25

Average tangible assets	$61,420	61,614	61,584

Average common equity
Average common equity	$6,212	6,513	6,299
Goodwill	(3,192)	(3,196)	(3,192)
Core deposit and other intangible assets	(176)	(239)	(191)
Deferred taxes	22	34	25

Average tangible common equity	$2,866	3,112	2,941

(1)	After any related tax effect.
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